Exhibit 10.1

EXECUTION VERSION

NOMINATION AND COOPERATION AGREEMENT

This Nomination and Cooperation Agreement (this “Agreement”), dated September 28, 2022 (the “Effective Date”), is by and among Cracker Barrel Old Country Store, Inc, a Tennessee corporation (the “Company”), and the persons and entities listed on Schedule A hereto (collectively, “Biglari,” and together with their respective Affiliates (as such term is defined in Rule 12b-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), collectively, the “Biglari Group” and individually, a “member” of the Biglari Group). Biglari and the Company are referred to herein as the “Parties,” and each is referred to herein as a “Party”.

WHEREAS, Biglari currently beneficially owns 2,055,141 shares of the common stock, par value $0.01 per share, of the Company (the “Common Stock”); and

WHEREAS, the Nominating and Corporate Governance Committee of the Board (the “Nominating and Governance Committee”) and the Company’s Board of Directors (the “Board”) have considered the qualifications of Ms. Jody Bilney (the “Biglari Designee”) and conducted such interviews and other reviews and assessments as they have deemed appropriate.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.               Board Nomination.

(a)   The Company and the Board will take the necessary action to appoint the Biglari Designee to the Board, with such appointment to take effect no later than five (5) business days following execution of this Agreement, by increasing the size of the Board to eleven (11) and appointing the Biglari Designee to fill the vacancy created thereby. Subject to such appointment of the Biglari Designee to the Board, any nomination notice of Biglari in connection with the 2022 annual meeting of shareholders is hereby irrevocably withdrawn (without any further action being required) and shall be of no further force or effect.

(b)   The Company and the Board agrees that the Company shall include the Biglari Designee in its slate of Board-nominated and recommended candidates for election as directors of the Company at each of the 2022 and 2023 annual meetings of the shareholders of the Company and, in connection therewith, the Company shall list the Biglari Designee in the proxy statement and proxy card prepared, filed and delivered in connection with such meeting and recommend that the Company’s shareholders vote in favor of the election of the Biglari Designee in the same manner as for the Company’s other director nominees at such meeting, in each case, subject to the Biglari Designee’s willingness to serve as a member of the Board.

(c)   As a condition to the Biglari Designee’s appointment to the Board and nomination for election as a director of the Company, the Biglari Designee has provided or will provide to the Company the information required to be or customarily disclosed for directors, candidates for directors, and their affiliates and representatives, in a proxy statement or other filings under applicable law or stock exchange rules or listing standards, and information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations in connection with the Biglari Designee’s nomination as a director of the Company. The Company acknowledges that the Biglari Designee has provided such information to the Company in connection with the 2022 annual meeting of shareholders.

(d)   At all times while the Biglari Designee is serving as a member of the Board, she will (i) meet all applicable director independence, qualification and other standards generally applicable to non-management Board members of the Company, of applicable stock exchange listing standards, and of the SEC, and applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) be qualified to serve as a director under the Tennessee Business Corporation Act (the “TBCA”). The Biglari Designee shall promptly advise the Nominating and Governance Committee if the Biglari Designee ceases to satisfy any of the conditions in the preceding sentence.

(e)   At all times while the Biglari Designee serves as a member of the Board, the Biglari Designee shall comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to non-management Board members, including the Company’s Code of Business Conduct and Ethics, Corporate Governance Guidelines, Stock Ownership Guidelines, and any other securities trading policies, anti-hedging policies, conflict of interest policies, confidentiality policies, related party transactions guidelines and corporate governance guidelines or other items applicable to such directors, whether currently in place or as may be adopted by the Company in the future (the “Company Policies”).

(f)    At all times while the Biglari Designee serves as a member of the Board, the Biglari Designee acknowledges and agrees that she will be subject to (i) the Company Policies and (ii) fiduciary duties applicable generally to members of the Board.

(g)   The Board shall consider the Biglari Designee for membership on committees of the Board on the same basis as other non-management directors.

(h)   During the Covered Period (as defined below), if the Biglari Designee ceases to be a member of the Board for any reason, then the Board will take all action necessary to promptly appoint another person to the Board mutually agreed upon by Biglari and the Company (a “Successor Director”) to serve as a director in place of the Biglari Designee. Any Successor Director must (i) be qualified to serve as a member of the Board under all applicable Company Policies and applicable legal, regulatory and stock market requirements; and (ii) meet the independence requirements with respect to Company of the listing rules of The Nasdaq Stock Market. Upon becoming a member of the Board, the Successor Director will succeed to all of the rights and privileges, and will be bound by the terms and conditions, of the Biglari Designee under this Agreement.

2.               Standstill.

(a)   The Biglari Group agrees that, during the Covered Period (as defined below), unless specifically requested in writing by the Company or a majority of the Board, it shall not, and shall cause each of the members of the Biglari Group not to, directly or indirectly (including through its advisors, agents, representatives or third parties), in any manner, alone or in concert with others:

(i)              (A) (x) make, engage in, or in any way participate in, directly or indirectly, any “solicitation” of proxies (as such term is used in the proxy rules promulgated under the Exchange Act) or consents to vote, or (y) seek to advise, knowingly encourage or knowingly influence any person with respect to the voting of, or consents to vote, any securities of the Company including for the election of individuals to the Board or shareholder proposals or any “withhold” campaign with respect to the election of individuals to the Board or otherwise, (B) become a “participant” in any contested “solicitation” for the election of directors with respect to the Company (as such terms are defined or used under the Exchange Act), other than a “solicitation” or acting as a “participant” in support of all of the nominees of the Board at any shareholder meeting, (C) make or be the proponent of any shareholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise), or (D) grant a proxy with respect to its Common Stock to any person not a party to this Agreement, a director or officer of the Company, a member of the Biglari Group or a Biglari Representative (as defined below) (a “Third Party”);

(ii)           disclose publicly its voting or consent intentions or votes or consents as to matters submitted to a shareholder vote or action by written consent during the Covered Period, except to the extent legally required;

(iii)          (A) form, join, knowingly encourage, knowingly influence, advise, act in concert with or in participate in any way in any “group” (as such term is defined in Section 13(d)(3) of the Exchange Act) with any persons who are not members of the Biglari Group with respect to the Company or its securities or (B) agree, attempt, seek or propose to deposit any securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities in any voting trust or similar arrangement, or subject any securities of the Company to any arrangement or agreement with respect to the voting or consent to vote thereof, except as expressly set forth in this Agreement;

(iv)          acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act), through swap or hedging transactions or otherwise, any securities of the Company or any rights decoupled from the underlying securities that would result in the Biglari Group owning, controlling or otherwise having any beneficial or other ownership interest in more than 14.99% in the aggregate of the voting power of the stock of the Company or 14.99% of an economic position in the Company at such time (such percentage, the “Ownership Limit”); provided, however, that nothing herein will require securities to be sold to the extent the members of the Biglari Group, collectively, exceed the Ownership Limit under this paragraph as the result of a share repurchase by the Company that reduces the number of outstanding shares of Common Stock;

(v)            except in a transaction approved by the Board or an open market broker sale transaction, sell, offer or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, any securities of the Company or any rights decoupled from the underlying securities held by the Biglari Group to any Third Party that would result in such Third Party, together with its Affiliates, owning, controlling or otherwise having any beneficial or other ownership interest in the aggregate of five percent (5%) or more of the shares of Common Stock outstanding at such time;

(vi)          sell, transfer, assign or convey, directly or indirectly, any rights decoupled from the underlying securities held by any member of the Biglari Group to any person;

(vii)         make or submit, or knowingly assist or knowingly facilitate any other person to make or submit, to the Company any offer or proposal for any tender or exchange offer, merger, consolidation, acquisition, business combination, recapitalization, reorganization, sale or acquisition of assets, restructuring, liquidation, separation, spin-off, dissolution or other extraordinary transaction involving the Company or any of its subsidiaries or joint ventures or any of their respective securities (each, an “Extraordinary Transaction”), or make any public (or reasonably expected to become public) statement with respect to an Extraordinary Transaction; provided, however, that this clause shall not preclude the Biglari Group or any member thereof from tendering shares, receiving payment for shares or otherwise participating in any Extraordinary Transaction on the same basis as other shareholders of the Company;

(viii)        engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including any put or call option or “swap” transaction) with respect to any security (other than any index fund, exchange traded fund, benchmark fund or broad basket of securities) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the Company’s securities;

(ix)          (A) call or seek to call any meeting of shareholders, including by written consent, (B) seek representation on the Board, except as set forth herein, (C) seek the removal or election of any member of the Board or management, other than in accordance with any recommendation of the Board, (D) solicit consents from shareholders or otherwise act or seek to act by written consent, other than in accordance with any recommendation of the Board, (E) conduct a referendum of shareholders, or (F) make a request for any shareholder list or other Company books and records, whether pursuant to the TBCA or otherwise;

(x)            institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions); provided, however, that for the avoidance of doubt, the foregoing shall not prevent any of the members of the Biglari Group from (i) bringing litigation against the Company to enforce any provision of this Agreement, (ii) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against any of the members of the Biglari Group, (iii) exercising statutory appraisal rights or (iv) responding to or complying with validly issued legal process;

(xi)          make any public (or reasonably expected to become public) proposal or request with respect to: (A) advising, controlling, changing or influencing the Board or management of the Company, including any plans or proposals with respect to any change in the Board, including the number or term of directors or the filling of any vacancies on the Board other than as provided under Section 1 of this Agreement, (B) any change in the capitalization, dividend, share repurchase or capital allocation policies of the Company, (C) any change in the Company’s management, business or corporate structure, (D) any waiver, amendment or modification to the Amended and Restated Charter or Second Amended and Restated Bylaws, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (F) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(xii)         make any public (or reasonably expected to become public) disclosure, announcement or statement regarding any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement;

(xiii)        make any public (or reasonably expected to become public) disclosure, announcement or statement to take any of the foregoing actions or initiate or enter into any discussions, negotiations, agreements or understandings with any Third Party with respect to any of the foregoing, or advise, assist, knowingly encourage or seek to persuade any Third Party to take any action or make any statement with respect to any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing;

(xiv)         initiate discussions with any current or former employee (with respect to former employees, limited to corporate officers or above whose employment ceased within one year prior to any such discussions) at the Company other than the then-serving Chief Executive Officer, the Chief Financial Officer, the General Counsel or the Chair of the Board as set forth in the proviso set forth below regarding permitted private communications;

(xv)         enter into any negotiations, agreements, contracts, arrangements or understandings, whether oral or written, formal or informal, with any Third Party to take any action that any of the member of the Biglari Group is prohibited from taking pursuant to this Section 2(a), including assisting, directing or influencing any such Third Party to take any such action; or

(xvi)        request, directly or indirectly, any amendment or waiver of the foregoing;

provided, that the foregoing restrictions in this Section 2(a) shall not be deemed to prohibit the Biglari Group from communicating privately with the Company’s Chief Executive Officer, Chief Financial Officer, General Counsel and Chair of the Board, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications (including, for the avoidance of doubt, as a result of any filing, or any amendment of any filing, required to be made with the SEC arising from or related to such communication).

(b)   During the Covered Period, each member of the Biglari Group shall cause all shares of Common Stock beneficially owned, directly or indirectly, by it to be present for quorum purposes and to be voted, at the Company’s annual and special meetings of shareholders and at any adjournments or postponements thereof, or written consents entered into in lieu of such meetings, and vote in favor of all directors nominated by the Board for election at any such meeting or in any written consents entered into in lieu of any such meetings (including the Biglari Designee, as applicable), and against any directors not nominated and recommended for election by the Board.

(c)   Nothing in this Agreement shall be deemed to limit the exercise in good faith by the Biglari Designee of such person’s fiduciary duties in such person’s capacity as a director of the Company.

For purposes of this Agreement the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

3.              Representations of the Company and the Biglari Group.

(a)   Representations of the Company. The Company represents and warrants to the Biglari Group as follows: (i) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; (ii) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms; (iii) the execution, delivery, and performance of this Agreement by the Company does not and will not (A) violate or conflict with any law, rule, regulation, order, judgment, or decree applicable to the Company, or (B) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration, or cancellation of, any organizational document, agreement, contract, commitment, understanding, or arrangement to which the Company is a party or by which it is bound.

(b)   Representations of the Biglari Group. The Biglari Group, jointly and severally, represent and warrant to the Company as follows: (i) Biglari has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; (ii) this Agreement has been duly and validly authorized, executed and delivered by Biglari, constitutes a valid and binding obligation and agreement of Biglari and is enforceable against the Biglari Group in accordance with its terms; (iii) the persons and entities listed on Schedule A constitute all of the members of the Biglari Group that directly own Company securities or otherwise have beneficial ownership or voting or investment discretion or authority with respect to the Company; (iv) the Biglari Group beneficially owns, directly or indirectly, an aggregate of 2,055,141 shares of Common Stock and such shares of Common Stock constitute all of the Common Stock beneficially owned by the Biglari Group; and (d) the execution, delivery, and performance of this Agreement by Biglari and the Biglari Designee does not and will not (A) violate or conflict with any law, rule, regulation, order, judgment, or decree applicable to the Biglari Group, or (B) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration, or cancellation of, any organizational document, agreement, contract, commitment, understanding, or arrangement to which any member of the Biglari Group or the Biglari Designee is a party or by which it, he or she is bound.

4.              Mutual Non-Disparagement.

(a)   From the Effective Date and continuing during the Covered Period, the Biglari Group agrees that neither it nor any of the members of the Biglari Group or the Biglari Representatives will, and it will cause each of the members of the Biglari Group and the Biglari Representatives not to, directly or indirectly, in any capacity or manner, make or cause to be made any statement, announcement or communication of any kind, whether verbal, in writing, electronically transferred or otherwise (including, without limitation, in a television, radio, newspaper, or magazine interview or podcast, Internet or social media communication or to any shareholder, holder of any other securities of the Company or any of its subsidiaries, sell-side or buy-side analyst, member of the media or other third party) (i) that opposes, criticizes or challenges the Company’s, the Board’s or the Company’s management’s strategies, practices, policies or operations or (ii) constitutes an ad hominem attack on, or that otherwise disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of the Company, its Affiliates, its subsidiaries and its or their business or any of its or their directors (including any director or nominee for director (including any former director or director nominee) of the Company or any of its subsidiaries including regarding such individuals’ service with the Company or the Company’s subsidiary), officers (including any officer (including any former officer) of the Company or any of its subsidiaries including regarding such individuals’ service with the Company or the Company’s subsidiary) or employees (collectively, the “Company Representatives”).

(b)   From the Effective Date and continuing during the Covered Period, the Company agrees that neither it nor any of its controlled or controlling Affiliates or Company Representatives will, and it will cause each of its controlled or controlling Affiliates and Company Representatives not to, directly or indirectly, in any capacity or manner make or cause to be made any statement, announcement or communication of any kind, whether verbal, in writing, electronically transferred or otherwise (including, without limitation, in a television, radio, newspaper, or magazine interview or podcast, Internet or social media communication or to any shareholder, holder of any other securities of the Company or any of its subsidiaries, sell-side or buy-side analyst, member of the media or other third party) that constitutes an ad hominem attack on, or that otherwise disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of Biglari or any of its subsidiaries or Affiliates, its or their business or any of its or their directors, partners (other than partners that are solely limited partners), members or managers (including any director, partner, member or manager (including any former director, partner, member or manager) of any member of the Biglari Group or any of their respective subsidiaries including regarding such individuals’ service in their capacity with any member of the Biglari Group or any of their respective subsidiaries), officers (including any officer (including any former officer) of any member of the Biglari Group or any of their respective subsidiaries including regarding such individuals’ service in their capacity with any member of the Biglari Group or any of their respective subsidiaries), or employees (collectively, the “Biglari Representatives”).

(c)   Nothing in this Agreement shall prohibit any Party from (i) communicating, on a confidential basis, with its directors, officers, employees, Affiliates and its and their attorneys, accountants, or financial advisors; (ii) taking any action to enforce this Agreement or that is necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over any member of the Biglari Group or the Company or any of its subsidiaries, as the case may be; or (iii) complying with any subpoena or other applicable legal process or responding to a request for information from any governmental authority with jurisdiction over the person from whom information is sought; provided that, such person shall, to the extent legally permissible, promptly notify the other party upon receipt of such request and shall only provide information in response to such request that it reasonably believes is legally required to be disclosed upon the advice of its outside legal counsel.

5.              Covered Period.

(a)   This Agreement is effective as of the date hereof and shall remain in full force and effect for the period commencing on the date hereof and ending on the date that is thirty (30) business days prior to the deadline for nominations for elections of directors set forth in the Second Amended and Restated Bylaws (as they may be amended and/or restated) for the Company’s 2024 annual meeting of shareholders (the “Expiration Date”). For purposes of this Agreement, the “Covered Period” means (i) the Expiration Date with respect to Section 1(h), Section 2(a)(i) (other than Section 2(a)(i)(A)(y)) and Section 2(a)(ix) (but, with respect to Section 2(a)(ix)(C), solely to the extent such removal or election is sought at a meeting or shareholders or by written consent) (and with respect to Section 2(a)(xiii), Section 2(a)(xv) and Section 2(a)(xvi), in each case solely to the extent those Sections relate specifically to actions prohibited prior to the Expiration Date under Section 2(a)(i) or Section 2(a)(ix)), and (ii) February 29, 2024 with respect to any other applicable section of this Agreement that is in effect only for the Covered Period.

(b)   The provisions of Section 7 through Section 15 shall survive the expiration of this Agreement pursuant to this Section 5. The expiration of this Agreement shall not relieve any Party hereto from liability for any breach of this Agreement prior to such expiration.

6.             Public Announcement and SEC Filing.

(a)   As promptly as practicable following the execution of this Agreement, the Company and Biglari shall issue a joint press release in the form attached to this Agreement as Schedule B. The Company will also file with the SEC a Form 8-K reporting its entry into this Agreement. The Company will give counsel for Biglari the opportunity to review and comment on disclosure regarding this Agreement and related matters contained in the Form 8-K and any exhibits thereto prior to filing it.

(b)   The Biglari Group shall promptly file an amendment to its Schedule 13D with respect to the Company filed with the SEC on June 13, 2011, and most recently amended on August 19, 2022 (the “Biglari Schedule 13D Amendment”) reporting the entry into this Agreement and amending applicable items. The Biglari Group will give counsel for the Company the opportunity to review and comment on disclosure regarding this Agreement and related matters contained in the Biglari Schedule 13D Amendment and any exhibits thereto prior to filing it (as well as any disclosure made in any Biglari Group filings in or pursuant to the requirements of any other jurisdiction).

7.              Biglari Responsibility for Biglari Group and Biglari Representatives. For the avoidance of doubt, the Biglari Group agrees that it shall be responsible and liable for any action or omission by any member of the Biglari Group or any Biglari Representative that would constitute a breach of this Agreement or would have constituted a breach of this Agreement had such member of the Biglari Group or Biglari Representative been a party hereto.

8.              Miscellaneous. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof and that such damage would not be adequately compensable in monetary damages. Accordingly, the Parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, to enforce specifically the terms and provisions of this Agreement exclusively in the courts of the State of Tennessee or the United States District Court for the Middle District of Tennessee, in addition to any other remedies at law or in equity and each Party agrees it will not take any action, directly or indirectly, in opposition to another Party seeking such relief on the basis that an adequate remedy exists at law. Each of the Parties hereto agrees to waive any bonding requirement under any applicable law, in the case any other Party seeks to enforce the terms by way of equitable relief. Furthermore, each of the Parties hereto (a) consents to submit itself to the personal jurisdiction of the courts of the State of Tennessee or the United States District Court for the Middle District of Tennessee in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action arising out of this Agreement or the transactions contemplated by this Agreement in any court other than the courts of the State of Tennessee or the United States District Court for the Middle District of Tennessee, and each of the Parties irrevocably waives the right to trial by jury, and (d) each of the Parties irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such Parties’ principal place of business or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF TENNESSEE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

9.              Expenses. The Company shall reimburse the Biglari Group for all of their documented out-of-pocket attorneys’ and other professional fees, costs and expenses incurred in connection with this Agreement and the Biglari Group’s 2022 nomination of candidates to the Board; provided, that such reimbursed amount shall not, in the aggregate, exceed $500,000. For the avoidance of doubt, any fees, costs and expenses of the Biglari Group beyond $500,000 will be paid by the Biglari Group member incurring such fees, costs or expenses, and any fees, costs or expenses incurred by the Company will be paid by the Company.

10.             Entire Agreement; Amendment. This Agreement contains the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof. This Agreement may be amended only by an agreement in writing executed by the Parties hereto, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the Party against whom such waiver or consent is to be effective. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

11.             Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) delivered in person or sent by overnight courier, when actually received during normal business hours at the address specified in this subsection, or (b) if given by email, when such email is transmitted to the email address set forth below:

if to the Company, to:	Cracker Barrel Old Country Store, Inc. 305 Hartmann Drive Lebanon, Tennessee 37087 Attention: Richard Wolfson Email: Richard.Wolfson@crackerbarrel.com

With a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Steven A. Rosenblum, Sabastian V. Niles and Mark A. Stagliano

Email: SARosenblum@wlrk.com; SVNiles@wlrk.com; MAStagliano@wlrk.com if to Biglari, to:

Biglari Capital Corp.

17802 IH 10 West

Suite 400

San Antonio, Texas 78257

Attention: Sardar Biglari

Email: amy.parks@biglariholdings.com

With a copy to (which shall not constitute notice):

Olshan Frome Wolosky LLP

1325 6th Avenue

New York, New York 10019

Attention: Steve Wolosky and Michael R. Neidell

Email: SWolosky@olshanlaw.com; MNeidell@olshanlaw.com

12.            Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

13.            Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile transmission), each of which shall be deemed to be an original and all of which together shall constitute a single binding agreement on the Parties, notwithstanding that not all Parties are signatories to the same counterpart.

14.            No Third Party Beneficiaries; Assignment. This Agreement is solely for the benefit of the Parties hereto and is not binding upon or enforceable by any other persons. No Party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void. Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the Parties hereto, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party.

15.            Interpretation and Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “dates hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented. Each of the Parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each Party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

CRACKER BARREL OLD COUNTRY STORE, INC.

By:	/s/ Richard M. Wolfson
	Name:	Richard M. Wolfson
	Title:	Senior Vice President – General Counsel & Corporate Secretary

[Signature Page to the Nomination and Cooperation Agreement]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

BIGLARI HOLDINGS INC.

By:	/s/ Sardar Biglari
	Name:	Sardar Biglari
	Title:	Chairman and Chief Executive Officer

BIGLARI CAPITAL CORP.

By:	/s/ Sardar Biglari
	Name:	Sardar Biglari
	Title:	Chairman and Chief Executive Officer

the lion fund ii, l.p.
By: Biglari Capital Corp., its General Partner
By:	/s/ Sardar Biglari
	Name:	Sardar Biglari
	Title:	Chairman and Chief Executive Officer

first guard insurance company

By:	/s/ Sardar Biglari
	Name:	Sardar Biglari
	Title:	Authorized Signatory

southern pioneer property and casualty insurance company

By:	/s/ Sardar Biglari
	Name:	Sardar Biglari
	Title:	Authorized Signatory

[Signature Page to the Nomination and Cooperation Agreement]

spp&c holding co., inc.

By:	/s/ Sardar Biglari
	Name:	Sardar Biglari
	Title:	Authorized Signatory

mr. sardar biglari

By:	/s/ Sardar Biglari
	Name:	Sardar Biglari
Title:

[Signature Page to the Nomination and Cooperation Agreement]

Schedule A

1.	Biglari Holdings Inc.

2.	Biglari Capital Corp.

3.	Mr. Sardar Biglari

4.	The Lion Fund II, L.P.

5.	First Guard Insurance Company

6.	Southern Pioneer Property and Casualty Insurance Company

7.	SPP&C Holding Co., Inc.

Schedule B

FORM OF PRESS RELEASE

[To be attached]